BlackBerry.

PRIVATE & CONFIDENTIAL

June 27, 2022

Philip Kurtz
[redacted]

Dear Phil,

This promotion offer cancels and supersedes the promotion offer of June 24, 2022.

Congratulations! I am pleased to offer you a promotion to Chief Legal Officer and Corporate Secretary on the BlackBerry Executive team at BlackBerry Limited ("BlackBerry"), reporting to BlackBerry's Chief Executive Officer.

This offer incorporates the terms and conditions of your previous employment agreement with BlackBerry or its affiliates, by which you will continue to be bound, except as specifically defined below.

This offer is based on the following terms and conditions:

1) EMPLOYMENT

1.1 Your promotion is effective July 16, 2022.

1.2 You will continue to be employed on a regular, full-time basis.

1.3 Your title will be Chief Legal Officer and Corporate Secretary.

1.4 You will report to BlackBerry's Chief Executive Officer.

1.5 You will continue to work from BlackBerry's Ottawa location. However, BlackBerry may at its sole discretion, appoint another work location in the future.

1.6 BlackBerry's standard work week is 40 hours. However, you will be required to devote whatever time is necessary to complete the requirements of your position, which may exceed 40 hours per week from time to time.

1.7 Your position requires you to be available for business travel, on an as-needed basis, for the performance of your duties. Such travel may vary in frequency and may include international destinations. This is subject to change based on business needs.

1.8 You acknowledge and agree that in order for BlackBerry to meet business demands BlackBerry may in its sole discretion modify, change, reduce or add to your duties and responsibilities from time to time. For material and detrimental alteration of your position, duties, or responsibilities with BlackBerry, you are covered under Good Reason as set forth below in section 4.

2) COMPENSATION

2.1 Your bi-weekly base salary will be $16,977 CAD ($441,400 CAD annualized), paid bi-weekly via direct deposit, less payroll deductions required by law.

2.2 You will continue to be eligible to participate in BlackBerry's annual Variable incentive Pay (ViP) Program, pursuant to ViP guidelines. The ViP Program provides you with an opportunity to earn additional pay on top of your annual base salary. For your position, the annual target incentive will be 75% of your base salary. Your ViP payout will be based on base salary you receive during the respective fiscal year while you are an active employee, and you must be an active employee on the day of payout to receive a ViP award. To learn more about BlackBerry's ViP Program please visit go/vip. Please note that for FY2023, your annual target ViP will be prorated based on your current ViP annual incentive and this promotion ViP annual incentive.

2.3 BlackBerry's incentive plans are designed to address the conditions of an ever-changing marketplace and BlackBerry cannot make definitive representations concerning the continuation of format or the size of individual awards under the plans. The incentive plans are subject to change at the sole discretion of BlackBerry.

2.4 In connection with this offer, as Executive Chairman and CEO, I have approved a recommendation that you be granted equity. The details of any equity offer will be provided in a separate letter from BlackBerry Limited.

3) BENEFITS

3.1 You will continue to be eligible to participate in BlackBerry's benefits package for Canada, which may be amended by BlackBerry at its sole discretion.

3.2 You are eligible to accrue vacation at the accrual rate pursuant to the BlackBerry vacation policy in effect from time to time (the current vacation policy in effect provides for accrual of twenty-five (25) days per year). All vacation must be taken annually and scheduled in accordance with Blackberry's vacation policy. BlackBerry's vacation policy may be amended by BlackBerry at its sole discretion from time to time.

4) CESSATION OF EMPLOYMENT

4.1 Termination by You -You may resign from employment with BlackBerry at any time upon providing three (3) months' written notice, which can be waived in whole or in part by BlackBerry.

4.2 Termination by BlackBerry for Just Cause - BlackBerry may terminate your employment at any time for just cause without notice or pay in lieu of notice.

4.3 Termination by BlackBerry Without Cause - BlackBerry may terminate your employment without Just Cause and you may terminate your employment for Good Reason, and in either case BlackBerry shall provide you with the following upon your signing of a Waiver of Claims:

a) BlackBerry will continue to pay you your then current annual base salary for a period of twelve (12) months, plus one (1) month of base salary per completed year of service, to a cumulative maximum of twenty-four (24) months' base salary continuation from the Date of Termination (the "Severance Period").

b) BlackBerry will make its regular contributions to continue, to the extent permitted by its carriers, all BlackBerry-provided non-equity Benefits (medical, dental and vision care) for the duration of the Severance Period.

c) Notwithstanding the terms of any plan or agreement to the contrary, all of your entitlements or rights pursuant to any applicable BlackBerry equity-based plans (including, without limit, share/stock option, share/stock purchase, restricted stock or stock award pursuant to the terms and conditions of the RSU Plan or LTIP Plan) will continue to vest during the Severance Period following the Date of Termination, and once vested will be exercisable in accordance with the terms of the applicable plan(s) and agreement(s), and at the end of the Severance Period any unvested equity interest, including any restricted stock units or stock options not vested will expire immediately, be forfeited and of no force or effect.

d) BlackBerry will pay your earned ViP payment for the fiscal year in which the Date of Termination occurs. Such payment is to be made at the time that BlackBerry generally pays bonuses to its ViP participants.

4.4 At the time your employment with BlackBerry ceases, any vacation that you have taken in excess of that which you have accrued to date will be deducted from any outstanding income owed to you.

4.5 At the time of cessation of your employment for any reason, you are required to and agree to return all BlackBerry property, including equipment, devices, or information in whatever form it is stored.

4.6 Termination Before or Following Change of Control - In the event your employment is terminated by BlackBerry without Just Cause or in the event you terminate your employment for Good Reason and if such termination by BlackBerry or by you occurs on or within twenty-four (24) months immediately following the date of any Change of Control (as defined in paragraph 4.7(d) below) or during the period preceding the effective date of a Change of Control but after which BlackBerry has commenced discussions or negotiations with a potential acquirer (the "Acquiror"), which discussions or negotiations result in a Change of Control with the Acquiror or any person or entity in affiliated therewith, then in lieu of the payments and benefits in subsection 4.3 and in lieu of any payments and Benefits you may have been eligible for under any prior agreement in the event of a Change of Control:

(a) BlackBerry will, promptly following the Date of Termination, make a lump sum payment to you equal to your annual base salary as of the Date of Termination multiplied by two (2), and BlackBerry will make its regular contributions to continue, to the extent permitted by its carriers, all BlackBerry-provided non-equity Benefits (medical, dental and vision care) for twenty-four (24) months from the Date of Termination.

(b) Notwithstanding the terms of any plan or agreement to the contrary, all of your entitlements or rights pursuant to the applicable BlackBerry equity-based plans (including, without limit, share/stock option, share/stock purchase, restricted stock or stock award pursuant to the terms and conditions of the RSU Plan, Stock Option Plan or LTIP) will immediately and automatically become fully vested and all such vested rights will be exercisable for the applicable period of time under the governing plan or grant agreement.

(c) BlackBerry will, in lieu of any bonus or incentive compensation, pay you an amount equal to your base salary as of the Date of Termination multiplied by your then current ViP target percentage multiplied by two (2).

4.7 Definitions - For the purpose of this Agreement

(a) "Date of Termination" means:

(i) in the event of the termination of your employment as a result of your resignation, termination by BlackBerry for Just Cause or termination by BlackBerry without Just Cause, the earlier of the date specified in the written notice of termination, if any, and the last day worked;

(ii) for termination for Good Reason, the date determined in accordance with paragraph 4.7 (b) below; or

(iii) for termination due to Change of Control, your last day worked.

(b) "Good Reason" means the occurrence of any of the following without your express written consent:

(i) a material and detrimental alteration of your position, duties or responsibilities with BlackBerry;

(ii) a reduction in your annual base salary of at least 10%, except where such reduction is part of a general reduction in the base salary of all members of the executive officers of BlackBerry which does not occur following a Change of Control and affects you in substantially the same manner as the other executive officers of BlackBerry;

(iii) the failure to continue your participation in any share option, share purchase, profit sharing, bonus or other incentive compensation plan unless BlackBerry provides replacement arrangements which are comparable in the aggregate;

(iv) The material breach of this Agreement by BlackBerry, which is not cured by BlackBerry within fifteen (15) days of written notice from you; or

(v) BlackBerry relocating your principal office to a location of more than 50 miles from its current location.

Your continued employment shall not constitute consent or a waiver of your rights to assert Good Reason hereunder on the condition that you may only effect a termination for Good Reason through notice thereof within thirty (30) days following the occurrence of actions or failures to act or your knowledge of the same giving rise to the Good Reason, and shall have duly notified BlackBerry of the basis for such Good Reason and providing BlackBerry with fifteen (15) days after receipt of such notice to cure the basis of such claim.

(c) "Just Cause" means:

(i) your conviction of guilt plea to or confession of guilt of, or plea of nolo contendere to a felony, or a misdemeanor involving moral turpitude which would reasonably be expected to have a material adverse effect on BlackBerry;

(ii) fraud or a breach of fiduciary duty with respect to BlackBerry;

(iii) intentional or grossly negligent action that exposes BlackBerry to a material risk of material legal liability (including. without limitation a monetary fine or penalty pursuant to a violation of any law, rule or regulation) or a material risk of public disgrace or disrepute;

(iv) gross negligence or willful misconduct with respect to your obligations to BlackBerry; or

(v) material breach of the Restrictive Covenant Addendum, whether during employment or subsequent to your termination.

An act, or failure to act above, shall be considered "willful" only if it is done, or omitted to be done, in bad faith and without reasonable belief that the act or failure to act was in the best interest of BlackBerry.

For the avoidance of doubt, in the absence of conduct under one or more of (i) through (v) above, poor job performance shall not constitute Just Cause.

(d) "Change of Control" means the occurrence of any of the following:

(i) an amalgamation, merger, consolidation. arrangement or other reorganization involving BlackBerry or any of its affiliates (as such is defined in the Business Corporation Act (Ontario)) and another corporation or other legal entity, as a result of which the holders of the common shares of BlackBerry immediately prior to the completion of that transaction hold less than a majority of the common shares of BlackBerry after completion of that transaction;

(ii) any individual, entity or group of persons acting jointly or in concert, within the meaning of the Securities Act (Ontario), acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the common shares of BlackBerry. Whether through acquisition of previously issued and outstanding common shares, or of common shares that have not been previously issued, or any combination thereof, or any other transaction similar effect;

(iii) BlackBerry sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person or entity (other than a disposition or transfer of assets to an affiliate of BlackBerry as part of a reorganization of assets of an affiliate of BlackBerry), where the holders of common shares of BlackBerry immediately prior to the completion of that transaction hold less

than a majority of the common shares of the acquiring corporation or person immediately after the completion of such transaction; or

(iv) as a result of or in connection with the contested election of directors, the nominees' names in the most recent Management Information Circular of BlackBerry for election to the Board of Directors do not constitute a majority of the Board of Directors.

5. CONDITIONS OF EMPLOYMENT

5.1 Attached as Schedule A to this promotion letter is the BlackBerry Restrictive Covenant Addendum (the "RCA"). As a condition of accepting this promotion, you agree to sign and be bound by all of the terms and conditions of the RCA.

5.2 That as a senior employee you will be considered a restricted insider and will be subject to certain restrictions in relation to the purchase and sale of BlackBerry stock. You may also be subject to certain reporting requirements. Please refer to the BlackBerry Insider Trading Policy for more information.

6. GENERAL

6.1 BlackBerry has an accommodation process and policies in place and provides accommodations for employees with disabilities. If you require a specific accommodation because of a disability or medical need, please contact Human Resources at HRHealthMgt@BlackBerry.com so that the accommodation process can begin accordingly.

All other terms and conditions of your employment agreements with BlackBerry and RIM continue to govern your employment.

To confirm your acceptance of this new position, please sign below and return one copy to Nita White-Ivy on or before Tuesday, June 28, 2022.

Sincerely,

BLACKBERRY LIMITED

Per: ______________________
John S. Chen
Executive Chairman & Chief Executive Officer

I confirm that I have read and understood the above and accept this new position.

Accepted: ______________________ Date: 27 June 2022
Philip Kurtz (signature)

BlackBerry.

June 27, 2022

Phillip Kurtz
[redacted]

Dear Phil,

This equity letter cancels and supersedes the equity letter of June 24, 2022.

This letter is to confirm that, in connection with your employment by BlackBerry Limited, I have approved the following recommendation, subject to the terms set out below:

(A) **Time-Based Restricted Share Units (TBRSUs)** – As Executive Chairman & Chief Executive Officer, I have approved a recommendation that you participate in the BlackBerry Limited Equity Incentive Plan (the "Plan") with a TBRSU grant with a value of $400,000 USD. The actual number of TBRSUs awarded will be determined in accordance with BlackBerry's Policy on Granting Equity Awards by converting the above US dollar value into a number of TBRSUs based on the closing price of BlackBerry's common shares on NYSE on the grant date and rounded down to nearest TBRSU (whole numbers only). The grant will be made on the next available quarterly grant date in accordance with the Policy on Granting Equity Awards. The specific terms and conditions of any TBRSUs granted will be governed by the Plan and the TBRSU award agreement relating to any such grant.

-AND-

(B) **Performance-Based Restricted Share Units (PBRSUs)** - As Executive Chairman & Chief Executive Officer, I have approved a recommendation that you participate in the BlackBerry Limited Equity Incentive Plan (the "Plan") with a PBRSU grant with a value of $400,000 USD. The actual number of PBRSUs awarded will be determined in accordance with the Policy on Granting Equity Awards by converting the above US dollar value into a number of PBRSUs based on the closing price of BlackBerry's common shares on NYSE on the grant date and rounded down to the nearest PBRSU (whole numbers only). The PBRSUs will vest entirely, partially, or not at all, based on BlackBerry's PBRSU metrics, which will be established in the next fiscal year after the grant date (FY2024). The grant will be made on the next available quarterly grant date in accordance with the Policy on Granting Equity Awards. The specific terms and conditions of any PBRSUs granted will be governed by the Plan and the PBRSU award agreement relating to any such grant.

Yours sincerely,
BlackBerry Limited

Per: ______________________
John S. Chen
Executive Chairman & Chief Executive Officer